EXHIBIT 99.1

MannKind Corporation Reports 2017 Second Quarter Financial Results

Conference Call to Begin Today at 5:00 PM ET

VALENCIA, Calif., Aug. 07, 2017 (GLOBE NEWSWIRE) -- MannKind Corporation (NASDAQ:MNKD) (TASE:MNKD) today reported financial results for the second quarter and the six months ended June 30, 2017. Key results include:

  Completed  commercial expansion
  Afrezza net revenue and gross revenue grew 29% and 60%, respectively, vs. Q1 2017
  Reduced Deerfield obligations by $15 million through equity conversion and cash payments
  Increased cash by $19.4 million through The Mann Group loan arrangement
  Positive pre-IND meeting with the FDA for treprostinil Technosphere

Second Quarter Results

For the second quarter of 2017, total net revenue of $2.2 million was comprised of $1.5 million of Afrezza product net sales, $0.1 million of collaboration revenues and $0.6 million of other revenues from the sale of certain oncology intellectual property. As of June 30, 2017, Afrezza product shipped to the wholesale and retail channel, but not yet recognized as revenue, was $2.6 million.  Afrezza net revenue and gross revenue grew 29% and 60%, respectively, compared to the first quarter of 2017.  A reconciliation of gross to net revenues can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Form 10-Q for the quarterly period ended June 30, 2017.

Cost of goods sold was $5.1 million in the second quarter of 2017 compared to $4.0 million in the second quarter of 2016, an increase of approximately $1.1 million or 28%, primarily due to a write-down of inventory which was forecasted to become obsolete due to expiration.

Research and development expenses were $3.1 million in the second quarter of 2017 compared to $4.3 million in the second quarter of 2016, a decrease of $1.2 million or 28%, due to the reduction in workforce that took place in the fourth quarter of 2016.

Selling, general and administrative expenses were $18.6 million for the second quarter of 2017 compared to $11.1 million for the same quarter of 2016, an increase of $7.5 million or 68%. The increase in selling expense is primarily due to recruiting a MannKind-employee sales force and building the related commercial support.

The net loss for the second quarter of 2017 was $35.3 million, or $0.35 per share based on 99.9 million weighted average shares outstanding, compared to the net loss of $30.0 million, or $0.33 per share on 91.1 million weighted average shares outstanding in the second quarter of 2016.

Six Months Ended Results

For the six months ended June 30, 2017, total net revenue of $5.2 million was comprised of $2.7 million of Afrezza product net sales, $1.8 million from the sales of surplus bulk insulin to a third party and $0.6 million from the sale of certain oncology intellectual property.

Cost of goods sold was $7.6 million for the six months ended June 30, 2017 compared to $9.2 million for the same period in 2016, a decrease of approximately $1.6 million or 17%, primarily due to a decrease in under-absorbed labor and overhead as a result of the reduction in the workforce that took place in the fourth quarter of 2016.

Research and development expenses were $6.3 million for the six months ended June 30, 2017 compared to $9.4 million for the same period in 2016, a decrease of $3.1 million or 33%, due primarily to compensation expense resulting from the reduction in force in the fourth quarter of 2016.

Selling, general and administrative expenses were $34.0 million for the six months ended June 30, 2017 compared to $18.5 million for the same period in 2016, an increase of $15.5 million or 84%, primarily due to increased selling and marketing activities associated with recruiting a MannKind-employee sales force and building the related commercial support.

The net loss for the six months ended June 30, 2017 was $51.7 million, or $0.53 per share based on 97.8 million weighted average shares outstanding, compared to the net loss of $54.8 million, or $0.62 per share on 88.4 million weighted average shares outstanding at June 30, 2016.

Cash and Cash Equivalents

Cash and cash equivalents at June 30, 2017 were $43.4 million, compared to $48.0 million at March 31, 2017. During the second quarter of 2017, we received net borrowings of $19.4 million from the Mann Group.

Product Pipeline

The Company had a positive pre-IND meeting with the FDA during June 2016 and, as a result, will be advancing treprostinil Technosphere for the treatment of pulmonary arterial hypertension with the intention of filing an investigational new drug application by the end of 2017.

Conference Call

MannKind will host a conference call and presentation webcast to discuss these results today at 5:00 p.m. Eastern Time. To view and listen to the earnings call webcast, visit MannKind's website at http://www.mannkindcorp.com and click on the "Q2 2017 MannKind Earnings Conference Call" link in the Webcast section of News & Events. To participate in the live call by telephone, please dial (888) 771-4371 or (847) 585-4405 and use the participant passcode: 44096373.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 4409 6373#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (NASDAQ:MNKD) (TASE:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding MannKind's ability to directly commercialize pharmaceutical products.  Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the MannKind's current expectations.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability to generate significant product sales for MannKind, MannKind's ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MANNKIND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Net revenue - commercial product sales	$1,548	$--	$2,745	$--
Net revenue - collaboration	63	--	125	--
Revenue - other	552	--	2,302	--

Total revenues	2,163	--	5,172	--
Expenses:
Cost of goods sold	5,086	4,045	7,635	9,213
Research and development	3,123	4,310	6,251	9,440
Selling, general and administrative	18,566	11,110	33,956	18,460
Property and equipment impairment	111	--	111	--
(Gain) loss on foreign currency translation	6,848	(341)	8,392	2,023
Total expenses	33,734	19,124	56,345	39,136

Loss from operations	(31,571)	(19,124)	(51,173)	(39,136)

Other income (expense):
Change in fair value of warrant liability	147	(5,306)	6,776	(5,306)
Interest income	58	26	114	41
Interest expense on notes	(2,422)	(4,181)	(5,128)	(8,401)
Interest expense on note payable to principal stockholder	(721)	(721)	(1,435)	(1,443)
Loss on extinguishment of debt	(830)	--	(830)	--
Other income	--	(653)	13	(586)

Total other expense	(3,768)	(10,835)	(490)	(15,695)

Loss before benefit for income taxes	(35,339)	(29,959)	(51,663)	(54,831)
Income tax benefit	--	--	--	--

Net loss	$(35,339)	$(29,959)	$(51,663)	$(54,831)

Net loss per share - basic and diluted	$(0.35)	$(0.33)	$(0.53)	$(0.62)

Shares used to compute basic and diluted net loss per share	99,864	91,061	97,816	88,416

MANNKIND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited)
	(In thousands, except par value and share data)

	June 30, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$43,384	$22,895
Accounts receivable, net	1,312	302
Receivable from Sanofi	--	30,557
Inventory	3,172	2,331
Asset held for sale	--	16,730
Deferred costs from commercial product sales	500	309
Prepaid expenses and other current assets	2,563	4,364
Total current assets	50,931	77,488
Property and equipment - net	27,920	28,927
Other assets	523	648
Total assets	$79,374	$107,063

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$6,541	$3,263
Accrued expenses and other current liabilities	9,076	7,937
Facility financing obligation	57,484	71,339
Deferred revenue - net	2,592	3,419
Deferred payments from collaboration - current	250	1,000
Recognized loss on purchase commitments - current	9,926	5,093
Total current liabilities	85,869	92,051
Note payable to principal stockholder	79,666	49,521
Accrued interest - note payable to principal stockholder	-	9,281
Senior convertible notes	27,649	27,635
Recognized loss on purchase commitments - long term	99,001	95,942
Deferred payments from collaboration - long term	625	-
Warrant liability	605	7,381
Milestone rights liability and other liabilities	7,202	8,845
Total liabilities	300,617	290,656

Commitments and contingencies (Note 11)

Stockholders' deficit:
Undesignated preferred stock, $0.01 par value - 10,000,000 shares authorized;
no shares issued or outstanding at June 30, 2017 and December 31, 2016	--	--
Common stock, $0.01 par value - 140,000,000 shares authorized,
104,615,982 and 95,680,831 shares issued and outstanding at
June 30, 2017 and December 31, 2016, respectively	1,046	957
Additional paid-in capital	2,566,960	2,553,039
Accumulated other comprehensive loss	(21)	(24)
Accumulated deficit	(2,789,228)	(2,737,565)
Total stockholders' deficit	(221,243)	(183,593)
Total liabilities and stockholders' deficit	$79,374	$107,063

Company Contact:
Rose Alinaya
SVP, Investor Relations
661-775-5300
ir@mannkindcorp.com